AMENDMENT TO THE ADVISOR MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT, effective as of January 1, 2024 (the “Effective Date”), to the Custody Agreement dated as of September 14, 2023, as amended (the “Agreement”), is entered into by and between ADVISOR MANAGED PORTFOLIOS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees listed in the Exhibit for Miller Value;
and
WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.
NOW, THEREFORE, the parties agree as follows:
1. The Exhibit for Miller Value is hereby superseded and replaced, in its entirety, by the Exhibit for Miller Value attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

ADVISOR MANAGED PORTFOLIOS	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Russell Simon	By: /s/ Gregory Farley
Name: Russell Simon	Name: Gregory Farley
Title: President	Title: Sr. Vice President
Date: April 22, 2024	Date: April 22, 2024

Exhibit for Miller Value to the
Advisor Managed Portfolios Custody Agreement

Name of Series
Miller Income Fund

Custody Services Fee Schedule
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
____ basis points
$____ - Minimum annual fee per fund Plus, portfolio transaction fees

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Portfolio Transaction Fees
■    $____ - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■    $____ - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non- depository transaction
■    $____ - Option/SWAPS/future contract written, exercised or expired
■    $____ - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■    $____ - Physical security transaction
■    $____ - Check disbursement (waived if U.S. Bancorp is Administrator)
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■    Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■    $____ per custody sub account per year (e.g., per sub – adviser, segregated account, etc.)
■    Class Action Services - $____ filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $____.
■    No charge for the initial conversion free receipt.
■    Overdrafts - charged to the account at prime interest rate plus 2% unless a line of credit is in place.
■    Third Party lending - Additional fees will apply Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	____	____	Hong Kong	____	____	Poland	____	____
Australia	____	____	Hungary	____	____	Portugal	____	____
Austria	____	____	Iceland	____	____	Qatar	____	____
Bahrain	____	____	India	____	____	Romania	____	____
Bangladesh	____	____	Indonesia	____	____	Russia	____	____
Belgium	____	____	Ireland	____	____	Saudi Arabia	____	____
Bermuda	____	____	Israel	____	____	Serbia	____	____
Botswana	____	____	Italy	____	____	Singapore	____	____
Brazil	____	____	Japan	____	____	Slovakia	____	____
Bulgaria	____	____	Jordan	____	____	Slovenia	____	____
Canada	____	____	Kenya	____	____	South Africa	____	____
Chile	____	____	Kuwait	____	____	South Korea	____	____
China Connect	____	____	Latvia	____	____	Spain	____	____
China (B Shares)	____	____	Lithuania	____	____	Sri Lanka	____	____
Colombia	____	____	Luxembourg	____	____	Sweden	____	____
Costa Rica	____	____	Malaysia	____	____	Switzerland	____	____
Croatia	____	____	Malta	____	____	Tanzania	____	____
Cyprus	____	____	Mauritius	____	____	Taiwan	____	____
Czech Republic	____	____	Mexico	____	____	Thailand	____	____
Denmark	____	____	Morocco	____	____	Tunisia	____	____
Egypt	____	____	Namibia	____	____	Turkey	____	____
Estonia	____	____	Netherlands	____	____	UAE	____	____
Eswatini	____	____	New Zealand	____	____	Uganda	____	____
Euroclear (Eurobonds)	____	____	Nigeria	____	____	Ukraine	____	____
Euroclear (Non- Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	____	____	United Kingdom	____	____
Finland	____	____	Oman	____	____	Uruguay	____	____
France	____	____	Pakistan	____	____	Vietnam	____	____
Germany	____	____	Panama	____	____	West African Economic Monetary Union (WAEMU)**	____	____
Ghana	____	____	Peru	____	____	Zambia	____	____
Greece	____	____	Philippines	____	____	Zimbabwe	____	____
*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network. **Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.

Global Custody Base Fee
$____ monthly base fee per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions."
Miscellaneous Expenses
■    Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, central securities depository fees, securities market regulator fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, SWIFT reporting and message fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■    The client may also may be charged certain expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

Adviser’s signature below is solely in acknowledgment of the above fee schedule. Miller Value Partners, LLC

By: /s/ Justin Farrell
Name: Justin Farrell
Title: Chief Operating Officer
Date: April 15th, 2024